News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Appoints Tony Williams CEO; Richard Pell to Focus Exclusively on CIO Role

New York – (BUSINESS WIRE) – October 30, 2012 – Artio Global Investors Inc. (NYSE: ART) (the “Company”) today announced that effective November 1, 2012, Richard Pell, will step down from his roles as Chairman and CEO to focus solely on investment management. President and COO, Tony Williams, will succeed Mr. Pell as CEO and join the Company’s board of directors. Francis Ledwidge, who has been the lead independent director of the Company since its initial public offering in 2009, will assume the role of Chairman.

As part of Mr. Pell’s exclusive focus on investment management, he will be taking a more active role in the day-to-day management of the Company’s International Equity strategies, in partnership with co-manager and Head of International Equity, Rudolph-Riad Younes. In conjunction with this change, the International Equity team has been realigned. Mr. Pell will remain closely involved with the Company’s other equity and fixed income strategies.

“Generating long-term investment performance for our clients remains the key determinant of the success of our business. Accordingly, we believe that our clients and shareholders are best served if my time is devoted exclusively to that endeavor,” said Richard Pell. “As Chief Operating Officer since 2003, Tony has been involved in the firm’s strategic decision making, and has been instrumental in shaping our distribution strategy, product lineup and operating model. As such, he is uniquely qualified to take the reins as CEO and I expect this to be a seamless transition.”

“Under Richard’s leadership, we recently took steps to realign our business, focusing our resources on our long-established core competencies of international and global equity, investment grade fixed income and high yield. I intend to build on that foundation over the coming quarters and years,” said Tony Williams. “There is much to do, but the overarching goal is clear; we must return Artio to growth. I look forward to continuing our efforts to do just that, seizing on the near-term opportunities in fixed income and over time returning our international equity products to positions of strength and growth.”

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global”), a registered investment adviser that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients.

Headquartered in New York, Artio Global offers a select group of equity and fixed income strategies, including International Equity, Global Equity, High Grade Fixed Income, High Yield and Local Emerging Markets Debt. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and mutual funds.

For more information, please visit www.artioglobal.com.

Investors:	Media:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com